Matthew B. Lake Attorney Direct: (513) 629-2802 MLake@Graydon.com	June 20, 2014

Unified Series Trust
2960 N. Meridian St., Suite 300
Indianapolis, IN 46208

360 Funds Trust
4520 Main Street, Suite 1425
Kansas City, MO 64111

Re:	Reorganization of the IMS Strategic Income Fund, a series of Unified Series Trust, into IMS Strategic Income Fund, a series of 360 Funds Trust

Ladies and Gentlemen:

We have acted as counsel to the IMS Strategic Income Fund (the “New Fund”), a series of 360 Funds Trust, a Delaware statutory trust (the “New Trust”), in connection with the reorganization of IMS Strategic Income Fund (the “Existing Fund”), a series of Unified Series Trust, an Ohio business trust (the “Old Trust”), into the New Fund in accordance with an Agreement and Plan of Reorganization (the “Plan”) adopted on June 20, 2014, and the Form N-14 Registration Statement of the New Trust (Registration No. 333-123290 (the “Registration Statement”)) as filed with the Securities and Exchange Commission on June 20, 2014, relating to the Existing Fund changing its identity, by converting from a series of Old Trust to a series of New Trust, by (1) transferring all of its assets to the New Fund listed on Schedule A of the Plan opposite its name (“corresponding New Fund”) (which is being established solely for the purpose of acquiring those assets and continuing the Existing Fund’s business) in exchange solely for voting shares of beneficial interest (“shares”) in the New Fund and the New Fund’s assumption of all of the Existing Fund’s known and disclosed liabilities, (2) distributing those shares pro rata to the Existing Fund’s shareholders in exchange for their shares therein and in complete liquidation thereof, and (3) terminating the Existing Fund (the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to New Fund in connection with the Reorganization.  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)           the Plan;

Unified Series Trust
360 Funds Trust
June 20, 2014

(b)           the Registration Statement;

(c)           such other instruments and documents related to the formation, organization and operation of the Existing Fund and the New Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)           the certificates attached to this opinion as Exhibit A.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

  (i)           That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

  (ii)           That all representations, warranties and statements made or agreed to by the Existing Fund, the New Fund, the Old Trust and the New Trust, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including the exhibits) and the certificates attached as Exhibit A are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

  (iii)           That officers of Unified Series Trust and 360 Funds Trust who have signed the representations on behalf of these respective entities are knowledgeable concerning these matters and are authorized to make all of the representations set forth in their Officer Certificates.

Based on the foregoing and subject to the limitations, qualifications, assumptions and caveats set forth herein and provided the Reorganization is carried out in accordance with the terms of the Plan, we are of the opinion that for federal income tax purposes:

(1)           New Fund’s acquisition of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities, followed by Existing Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Existing Fund Shares, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)), and the New Fund and the Existing Fund will each be “a party to a reorganization” (within the meaning of section 368(b)).

(2)           Existing Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Existing Fund Shares (Sections 361 and 357(a) of the Code).

Unified Series Trust
360 Funds Trust
June 20, 2014

(3)           New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities (Section 1032(a) of the Code).

(4)           New Fund’s basis in each Asset will be the same as Existing Fund’s basis therein immediately before the Reorganization, and New Fund’s holding period for each Asset will include Existing Fund’s holding period therefor (except where New Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period) (Section 362(b) of the Code and Section 1223(2) of the Code).

(5)           A Shareholder will recognize no gain or loss on the exchange of all its Existing Fund Shares solely for New Fund Shares pursuant to the Reorganization (Section 354(a) of the Code and, as applicable, Sections 1036 and 368(a)(1)(F) of the Code).

(6)           A Shareholder’s aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Existing Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares, and its holding period for those New Fund Shares will include, in each instance, its holding period for those Existing Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time (Section 358(a)(1) of the Code and Section 1223(1) of the Code).

(7)           For purposes of section 381, New Fund will be treated just as Existing Fund would have been treated if there had been no Reorganization.  Accordingly, the Reorganization will not result in the termination of Existing Fund’s taxable year, Existing Fund’s tax attributes enumerated in section 381(c) will be taken into account by New Fund as if there had been no Reorganization, and the part of Existing Fund’s taxable year before the Reorganization will be included in New Fund’s taxable year after the Reorganization, subject to any applicable conditions and limitations specified in sections 381, 382, 383 and 384 and the regulations thereunder.

No opinion is expressed as to the effect of the Reorganization on the Existing Fund, the New Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may be relied upon with respect to the consequences specifically discussed herein only by the New Fund and its shareholders and the Existing Fund and its shareholders, and not by any other person or entity.

This opinion addresses only the general tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

Unified Series Trust
360 Funds Trust
June 20, 2014

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan, or as to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion represents only our best judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing regulations under the Code, existing judicial decisions, and published Internal Revenue Service rulings in effect as of the date that this opinion is dated.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws following the date of this letter.

This opinion has been delivered to you pursuant to section 5.6 of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent.  We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

GRAYDON HEAD & RITCHEY LLP

/s/ Matthew B. Lake

Matthew B. Lake

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